                                        Filed pursuant to Rule 424(b)(3) and (c)
                                        Registration No. 333-20501
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 1997)

                            NABORS INDUSTRIES, INC.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 16, 1998.

     This Prospectus Supplement supplements the Prospectus, dated February 28, 1997 (the "Prospectus"), of Nabors Industries, Inc. (the "Company") relating to 4,120,398 shares of Common Stock, $.10 par value per share (the "Common Stock"), that may be distributed, sold or otherwise transferred from time to time by and for the account of the selling stockholders named therein (the "Selling Stockholders"), including their permitted transferees, pledgees, donees and other permitted successors in interest. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus. This Prospectus Supplement supersedes the Prospectus Supplements dated April 17, 1997, May 14, 1997 and December 11, 1997.

     This Prospectus Supplement provides supplemental information to the section of the Prospectus entitled "Selling Stockholders." Certain of the stockholders of ADCOR have transferred certain of the shares of Common Stock of the Company received by them in the Merger and such transferees desire to offer such shares of Common Stock for resale pursuant to the Prospectus. Accordingly, the list of Selling Stockholders has been revised as set forth in this Prospectus Supplement. None of the Selling Stockholders has, or during the past three years had, any position, office or other material relationship with the Company.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which each Selling Stockholder owned prior to the offering to which the Prospectus and this Prospectus Supplement relate, the number of shares of Common Stock which may be offered for resale by each Selling Stockholder and the percent of outstanding shares of Common Stock each Selling Stockholder owned prior to the offering to which the Prospectus and this Prospectus Supplement relate.

                                                                                     PERCENT OF
                                                                                     OUTSTANDING
                                                                       NUMBER OF       SHARES
                                                         NUMBER OF      SHARES          PRIOR
                                                          SHARES        OFFERED        TO THIS
                  SELLING STOCKHOLDER                      OWNED        HEREBY       OFFERING(1)
                  -------------------                    ---------     ---------     -----------
Occidental Oil and Gas Corporation.....................    266,223       266,223           *
John Hancock Mutual Life Insurance Company.............  1,500,000(2)    500,000(2)      1.5%
Conseil A/S............................................     35,000        35,000           *
Scantank Rederi AS.....................................    111,487       111,487           *
Johs Hansen's Rederi A/S...............................    140,627       140,627           *
Pescara AS.............................................     19,570        19,570           *
Bari AS................................................     19,570        19,570           *
Pagano AS..............................................     19,453        19,453           *
Four Seasons Venture A/S...............................    175,784       175,784           *
Risom Bruk AB..........................................    117,189       117,189           *
JEM Foundation.........................................     27,000        27,000           *
Jack S. Blanton, Jr....................................    222,416(3)    222,416(3)        *
Jack S. Blanton III....................................      3,164(4)      3,164(4)        *
Mary Catherine Blanton.................................      3,164(4)      3,164(4)        *
Elizabeth W. Blanton...................................      3,164(4)      3,164(4)        *
James M. Nicklos.......................................     80,254        80,254           *

                                                                                     PERCENT OF
                                                                                     OUTSTANDING
                                                                       NUMBER OF       SHARES
                                                         NUMBER OF      SHARES          PRIOR
                                                          SHARES        OFFERED        TO THIS
                  SELLING STOCKHOLDER                      OWNED        HEREBY       OFFERING(1)
                  -------------------                    ---------     ---------     -----------
Genergy, Ltd...........................................      5,625         5,625           *
Eddy Refining Company..................................     45,821        45,821           *
Swank & Company........................................     40,078        40,078           *
Lisa Judson............................................     10,718        10,718           *
Jan Ankarcrona.........................................     10,718        10,718           *
C.W. Hinze.............................................      6,650         6,650           *
Sam McCaskill..........................................      4,694         4,694           *
Charles A. Hinton, Jr..................................      7,843         7,843           *
ADCOR Partners, L.P....................................    363,098       363,098           *
Sundial International Fund Limited.....................     91,084        91,084           *
Grandmony Holdings Inc.................................     40,595        40,595           *
Hillman/Chesapeake Limited Partnership.................     71,715        71,715           *
L.E. Simmons...........................................     34,559        34,559           *
David C. Baldwin.......................................        700           700           *
Anthony F. DeLuca......................................        525           525           *
Simmons & Company International........................     37,545         7,545           *
L.E. Simmons & Associates, Incorporated................        441           441           *
SCF Partners, L.P......................................      8,810         8,810           *
Meridien Holdings Ltd..................................    644,551       644,551           *
Pahlson-Moller Nominees Limited........................    295,316       295,316           *
Polux Investment Corporation...........................    263,676       263,676           *
Avail Limited..........................................    105,470       105,470           *
Stiftelsen Thomas Fearnley, Heddy og Nils Astrup
  (Thomas Fearnley Foundation).........................    105,470       105,470           *
Astrup Fearnley A/S....................................    105,470       105,470           *
Atlantic Corporate Management Ltd......................     10,547        10,547           *
Ship Holding Resources Corp............................     10,547        10,547           *
Trust F/B/O Martin O. Gross Dated 4/25/88..............     75,267        75,267           *
Richard Novick.........................................      7,500         7,500           *
Howard Guberman........................................      1,300         1,300           *

---------------

  * Less than 1% of the outstanding Common Stock.

(1) Based on 100,840,281 shares of Common Stock outstanding on March 13, 1998.

(2) An indirect, wholly-owned investment advisory subsidiary of John Hancock, John Hancock Advisers, Inc., held 186,000 shares of the Common Stock in various open-end mutual funds and pension accounts as of January 31, 1997, which are not included in the 1,500,000 shares noted above.

(3) Excludes 3,164 shares owned by each of Jack S. Blanton III, Mary Catherine Blanton and Elizabeth W. Blanton for which Jack S. Blanton, Jr. serves as Custodian under the Texas Uniform Transfer to Minors Act.

(4) Jack S. Blanton, Jr. serves as Custodian under the Texas Uniform Transfer to Minors Act for the 3,164 shares owned by each of Jack S. Blanton III, Mary Catherine Blanton and Elizabeth W. Blanton.

     The last reported sales price of a share of Common Stock on the American Stock Exchange on March 13, 1998 was $23.5625.

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